    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 21, 2003

                                                   REGISTRATION NUMBER 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                              GRANT PRIDECO, INC.
             (Exact name of registrant as specified in its charter)

                     DELAWARE                                           76-0312499
         (States of other jurisdictions of                           (I.R.S. Employer
          incorporation or organization)                           Identification Nos.)

                             ---------------------
                        1330 POST OAK BLVD., SUITE 2700
                              HOUSTON, TEXAS 77056
                                 (832) 681-8000
         (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)
                             ---------------------
                                 PHILIP CHOYCE
                       VICE PRESIDENT AND GENERAL COUNSEL
                              GRANT PRIDECO, INC.
                        1330 POST OAK BLVD., SUITE 2700
                              HOUSTON, TEXAS 77056
                                 (832) 681-8604
(Name, address, including zip code, and telephone number including area code, of agent for service)
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this post effective amendment becomes effective, subject to market conditions and other factors.
                             ---------------------
     If the only Securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than Securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X] ____________

     If this Form is filed to register additional Securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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                                                               PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO BE        OFFERING PRICE         AGGREGATE            AMOUNT OF
      SECURITIES TO BE REGISTERED            REGISTERED          PER SHARE(1)        OFFERING PRICE      REGISTRATION FEE
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Common Stock, par value $.01 per
  share................................      9,731,834              $10.40          $101,211,073.60         $9,311.42
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(1) Estimated pursuant to Rule 457(c) of calculating the registration fee based on the average of the high and low prices reported in the consolidated reporting system as of January 14, 2003.
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     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION. DATED JANUARY 21, 2003.

PROSPECTUS

                              GRANT PRIDECO, INC.
                         9,731,834 SHARES COMMON STOCK

     Grant Prideco previously issued an aggregate 9,731,834 shares of common stock (the "Shares") to the Selling Stockholder named herein (see "Plan Of Distribution and Selling Stockholder") in connection with an acquisition. We will not receive any of the proceeds from the sale of the shares by the Selling Stockholder. Our Common Stock is traded on the New York Stock Exchange under the symbol GRP. On January 17, 2003, the last reported sales price per share of our common stock was $10.67.

     The Selling Stockholder may sell these shares from time to time on the New York Stock Exchange or otherwise. It may sell the shares at prevailing market prices or at prices negotiated with buyers. The Selling Stockholder will be responsible for its legal fees and for any commissions or discounts due to brokers or dealers. The amount of those commissions or discounts will be negotiated before the sales. We will pay all of the other offering expenses.

     Our principal executive offices are located at 1330 Post Oak Boulevard, Suite 2700, Houston, Texas 77056. Our telephone number is (832) 681-8604.

     You should carefully consider the risk factors beginning on Page 5 of this Prospectus before deciding to make an investment in our common stock.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.

     THIS PROSPECTUS IS NOT AN OFFER TO SELL THE COMMON STOCK AND IT IS NOT SOLICITING AN OFFER TO BUY THE COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED.

               , 2003

     You should rely only on the information contained or incorporated by reference in this prospectus. neither we nor the selling stockholder have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. In this prospectus, when we refer to Grant Prideco and use phrases such as "we" and "us", we are generally referring to Grant Prideco, Inc. and its subsidiaries as a whole or a division basis depending on the context in which the statements are made.

                               TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.........................     i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............    ii
GRANT PRIDECO...............................................
FORWARD-LOOKING STATEMENTS..................................    ii
USE OF PROCEEDS.............................................     4
RISK FACTORS................................................     5
DESCRIPTION OF COMMON STOCK.................................    11
  Common Stock..............................................    12
     Voting Rights..........................................    12
     Dividend Rights........................................    12
     Liquidation Rights and Other Provisions................    12
     Transfer Agent And Registrar...........................    12
  Preferred Stock...........................................    12
  No Preemptive Rights......................................    13
  Business Combinations with Interested Stockholders........    13
  Nomination Of Directors...................................    13
PLAN OF DISTRIBUTION AND SELLING STOCKHOLDER................    14
LEGAL MATTERS...............................................    15
EXPERTS.....................................................    15

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the documents we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C. and Chicago, Illinois. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's web site at http://www.sec.gov. In addition, documents filed by Grant Prideco can be inspected at the offices of the New York Stock Exchange, Inc., New York, New York.

     We have filed with the SEC a registration statement on Form S-3 covering the shares offered by this prospectus. This prospectus is only a part of the registration statement and does not contain all of the information in the registration statement. For further information on us and the common stock being offered, please review the registration statement and the exhibits that are filed with it. Statements made in this prospectus that describe documents may not necessarily be complete. We recommend that you review the documents that we have filed with the registration statement to obtain a more complete understanding of those documents.

                           FORWARD-LOOKING STATEMENTS

     In this prospectus, and in particular the documents incorporated by reference into this prospectus, we make forward-looking statements. We cannot assure you that the plans, intentions or expectations upon which our forward-looking statements are based will occur. Our forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed elsewhere in this prospectus and the documents that are incorporated by reference into this prospectus. In particular, you should read the section entitled "Risk Factors" beginning on page 13 of this prospectus as well as our "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Forward-Looking Statements and Exposures" included in our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Reports on Form 10-Q or our Annual Reports on Form 10-K that we may file from time to time after the date of this Prospectus, which are incorporated by reference into this Prospectus and outline many of our assumptions upon which our forward-looking statements are based and the risks associated with such assumptions and statements.

     Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in our forward-looking statements. We urge you to carefully consider those factors.

     Our forward-looking statements are expressly qualified in their entirety by this cautionary statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference our:

     - Annual Report on Form 10-K for the year ended December 31, 2001;

     - Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002;

     - Quarterly Report on Form 10-Q for the quarterly period ended June 30,
       2002;

     - Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002;

     - Current Report on Form 8-K dated May 2, 2002;

     - Current Report on Form 8-K dated June 24, 2002;

     - Current Report on Form 8-K dated October 28, 2002;

     - Current Report on Form 8-K dated November 13, 2002 (including the information contained in Item 9 thereto);

     - Current Report on Form 8-K dated January 3, 2003, as amended as of January 21, 2003;

     - and any future filings we make with the SEC under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to Philip A. Choyce, Vice President and General Counsel, Grant Prideco Inc., 1330 Post Oak Blvd., Suite 2700, Houston, Texas 77056; telephone number: (832) 681-8604.

                                    SUMMARY

     This summary highlights some basic information from this prospectus to help you understand our business and the sale of stock by the Selling Stockholder. You should read this prospectus carefully to understand fully the terms of the exchange notes and the other consideration that may be important to you. You should also read the documents incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2001.

                                  OUR COMPANY

     We are the world's largest manufacturer and supplier of oilfield drill pipe and other drill stem products and one of the leading North American providers of high-performance premium connections and tubular products. Our drill stem products are used to drill oil and gas wells while our premium connections and tubular products are primarily used in drilling and completing oil and gas wells. Our strong market positions, particularly in the high-end, technology-based end of these products, have allowed us to provide innovative solutions to the drilling and production challenges of our customers in some of the world's harshest environments and most complex well conditions. We also provide a variety of products and services to the growing worldwide offshore and deepwater market through our marine products and services segment. These products are used for subsea construction, installation, and production of oil and gas wells.

     Historically, we have operated through three primary business segments: (1) drilling products and services, (2) premium connections and tubular products and
(3) marine products and services. We also are involved in joint ventures to develop and commercialize intelligent drill pipe and composite motors and pumps. Our customers include drilling contractors, North American oil country tubular goods (OCTG) distributors, major, independent and state-owned oil companies, and oilfield service companies. We currently operate 25 manufacturing facilities located in the U.S., Mexico, Canada, Europe and Asia, and 30 sales, service and repair locations globally. For the nine months ended September 30, 2002, we had consolidated revenues and earnings before interest, taxes, depreciation and amortization of approximately $483 million and $71 million, respectively.

                            REEDHYCALOG ACQUISITION

     On December 20, 2002, we completed our purchase of the ReedHycalog drill bits business from Schlumberger Technology Corporation ("Schlumberger") and its affiliates for approximately $350 million, consisting of approximately $255 million in cash (subject to adjustment), approximately $90 million in Grant Prideco common stock and approximately $5 million of assumed non-current liabilities. ReedHycalog is a leading designer, manufacturer and distributor of fixed-cutter and roller-cone drill bits to the global oil and gas industry, and is one of four major competitors who, combined, hold approximately 90% of the worldwide drill bit market. ReedHycalog has been designing, manufacturing and distributing drill bits for over 80 years. The ReedHycalog business earned combined revenues and earnings before interest, taxes, depreciation and amortization of approximately $159 million and $39 million, respectively, in the nine months ended September 30, 2002.

     We believe that ReedHycalog provides us with a number of strategic, financial and operational benefits. ReedHycalog is a particularly attractive addition to our previously existing business for the following reasons:

     - Logical product line extension with strong strategic and industrial fit -- Numerous similarities exist between the operational, metallurgical and technical challenges facing the research, development, design and manufacture of drill pipe and drill bits. We believe logical synergies exist that will allow us to assimilate ReedHycalog's manufacturing and sales operations into our company and to expand the technological and operational capabilities of the combined product lines.

     - Critical product line with an existing customer base -- While the investment in drill bit products and services represents a relatively insignificant portion of the total exploration and development costs of drilling a well, the selection of the appropriate drill bits can have a significant impact on the speed, and thus the overall cost, of a drilling project. The ReedHycalog acquisition further expands our ability to provide the industry with high-quality, technologically advanced, brand name products that reduce overall drilling costs. We believe the relatively low cost and high value impact of drill bit products and services will continue to increase in importance as drilling programs continue to migrate towards more expensive and complex wells in increasingly harsh environments.

     - Diversified customer base and strong international market presence -- ReedHycalog markets and sells drill bits in virtually every major oil and gas producing region in the world through an integrated manufacturing and sales network. ReedHycalog's strong sales force and distribution network directly support a diversified customer base, with no single customer representing more than 3% of total 2001 revenue. We believe this strong international presence, combined with ReedHycalog's established market presence and excellent reputation for superior products, will provide an expanded platform for future growth of our products, especially in international locations.

     - Financial strength and diversification of earnings and cash flow -- We believe the ReedHycalog acquisition will improve the stability of our earnings and cash flow while allowing us to realize overall growth in revenues, earnings and cash flow. ReedHycalog has a history of strong profitability and cash flow during both strong and weak market conditions, which we believe will provide us with additional cash flow and improved margins throughout the market cycle. ReedHycalog's revenues and profitability generally follow fluctuations in worldwide rig counts, complementing our drilling products and services revenues and profitability that have historically lagged changes in rig counts by three to six months. In addition, ReedHycalog's exposure to international markets should reduce our relative dependence upon domestic markets, which historically have been less stable than international markets. During the nine months ended September 30, 2002, approximately 69% of ReedHycalog's consolidated revenues were generated from international sales and approximately 31% were from domestic sales.

     Schlumberger has agreed to provide transition services for a period of up to twelve months after the closing of the ReedHycalog acquisition. In addition, we have retained the former president and the former chief financial officer of ReedHycalog, who have over 25 years and 12 years of experience with ReedHycalog, respectively, to assist us in successfully transitioning and operating this new division. We believe that a strong management team with significant familiarity with ReedHycalog's business, assets and personnel will help streamline this process and provide us with significant ongoing benefits.

                               INDUSTRY OVERVIEW

     Our business is materially dependent on the level of drilling activity worldwide, which depends on the level of capital spending by major, independent and state-owned exploration and production companies. This capital spending is driven by current prices for oil and gas and the perceived stability and sustainability of those prices. Our drilling products segment's revenues and ReedHycalog's revenues most closely track worldwide rig counts while our premium connections business is dependent on the U.S. rig count, particularly the natural gas rig count. Our marine products and services are primarily dependent on domestic and international offshore rig counts, particularly in the U.S. Gulf of Mexico.

     We believe there are major trends within our industry that will positively affect ongoing demand for our products and services, as well as those of ReedHycalog. In particular, the increasing prevalence of drilling natural gas wells in North America and offshore wells worldwide, as well as trends towards deeper and more complex wells, will increase demand for our more profitable high-end, technology-based products. In addition, depletion rates for natural gas wells in the U.S. have significantly increased over the past ten years, which indicates that more wells will need to be drilled to keep production levels constant. We also believe that our customers' current drill pipe inventories are significantly lower than prior periods of low demand, which will positively affect our operations as market conditions improve.

                               BUSINESS STRATEGY

     Our business strategy is to achieve industry leadership in innovative drilling and completion technologies. Key elements in implementing our business strategy include:

     - Continuing to develop new and technologically advanced products that increase profitability and expand product offerings -- During the past three years, we have successfully introduced new technologically advanced products to the industry that have increased our profitability through the market cycle and our ability to provide our customers with products and solutions that enhance efficiencies and reduce costs. Examples of our successes include our eXtreme(TM) product line, our development with Enventure Global Technology, L.L.C., a joint venture between Shell Technology Ventures Inc. and Halliburton Energy Services, of the world's first connection for expandable tubulars and our development of proprietary landing strings. Similarly, ReedHycalog recently launched its TreX(SM) product line and other drill bit technology. We currently are investing in, and actively pursuing, additional high value-added technologies through internal development or joint ventures with industry partners. These technologies include the development and planned commercialization of the first intelligent drill pipe system for real time, high speed, data transmission along the drill string, commercialization of a multi-faceted premium connection and the development and commercialization of state-of-the-art composite motors and pumps.

     - Expanding the geographic scope of our product offerings -- During 2001, we obtained a controlling interest in our Chinese drill pipe manufacturing affiliate and entered into a joint venture with a Chinese tubular mill to manufacture unfinished drill pipe in China. We believe these investments have secured us the leading drill pipe market share in the growing Chinese market. We also believe that our significant presence in China will provide us with an avenue through which we can enhance ReedHycalog's Chinese market share.

     - Continuing our focus on improving internal processes and operations -- In order to enhance our profitability, improve our free cash flow and further position us to take advantage of market opportunities, we implemented an operational reorganization plan during the first quarter of 2001 that we are continuing to focus on. Key elements of this plan and our ongoing efforts include the following:

           - Manufacturing philosophy and objectives -- We shifted from a manufacturing philosophy focused principally on maximizing plant utilization to one focused on producing primarily for order fulfillment that minimizes costs and working capital requirements. As a result of these efforts and initiatives to improve working capital policies, procedures and controls, we increased our total inventory turns from 1.3 turns for the nine months ended September 30, 1999 to 2.2 turns for the nine months ended September 30, 2002. Likewise, we decreased average accounts receivable days outstanding from 101 days for the nine months ended September 30, 1999 to 70 days for the nine months ended September 30, 2002.

           - Capital improvements and reduced overhead -- We implemented a capital improvement plan with the objective of reducing costs and improving operating efficiencies. We currently are in the final stages of installing state-of-the-art automated pipe handling equipment in our Navasota, Texas facility and other automated processes throughout our organization. We believe these initiatives will further reduce costs and allow us to operate more efficiently during poor market conditions, as well as to ramp-up operations more quickly when market conditions improve. In particular, we believe these state-of-the-art improvements have reduced our overall reliance on personnel.

           - Manufacturing and financial systems -- We are implementing a state-of-the-art integrated financial and manufacturing software system that we believe will increase our control over our working capital levels and enhance manufacturing efficiencies. We have completed implementation of our general ledger modules and currently expect to begin implementing manufacturing and other financial modules during the first quarter of 2003.

           - Strict pricing guidelines -- We implemented strict pricing guidelines for our drill pipe sales personnel that increased our prices to reasonable levels based upon the higher quality and premium products we are now offering. We have maintained this pricing discipline during the current market downturn.

     - Expanding the depth of products and technological solutions we offer through strategic acquisitions -- We will continue to pursue prudent strategic acquisitions, such as the ReedHycalog acquisition, of businesses and product lines that we believe provide logical extensions to, and synergies with, our existing products and core competencies.

                             COMPETITIVE STRENGTHS

     Our many competitive strengths have contributed to our historical operating performance and should enable us to capitalize on future growth opportunities. These strengths include:

     - Market leadership and reputation for high quality products -- We are a market leader in most of the product lines in which we compete. Our reputation for product excellence and technological expertise attracts strategic industry partners and contributes significantly to the strength of our product marketing and distribution. We believe ReedHycalog's established market presence and reputation for the development of leading edge products will further enhance our already strong market positions.

     - Comprehensive product offering -- We believe we are the only worldwide provider of a complete line of drill stem products and one of the only North American providers of a complete line of engineered connections. Our extensive line of premium products provides our customers with a single source for planning and sourcing drill stem and premium connection products. We believe that our acquisition of ReedHycalog will enhance our ability to become an integral part of our customers' drilling planning process and purchasing decisions.

     - Technological leadership -- We have established a position of global technological leadership in our core product lines by developing innovative products that provide solutions to the drilling and production challenges of some of the world's harshest environments and most complex well conditions. We hold over 130 issued or pending patents for technologies that speed the drilling and completion process and reduce mechanical risk. We believe that ReedHycalog's drill bit technologies, including more than 200 issued or pending patents, and its physical drill bit testing and computer simulation technologies, will strengthen our ability to assist customers in drilling and completing oil and gas wells in the most challenging environments.

     - Low cost structure -- We are committed to having a low cost structure while providing high quality products by continually analyzing operating costs, reducing raw material costs and improving efficiency through automation, process refinement and consolidation of operations. We are focused on maintaining production capacity, assuring an orderly supply of raw materials and increasing quality assurance processes while reducing our fixed cost structure. Through acquisitions, strategic ventures and long-term supply contracts, we have positioned ourselves as the only fully integrated manufacturer and provider of drill pipe in the world.

     - Experienced management team -- Our senior management team has extensive experience within our specific businesses as well as with the successful integration of strategic acquisitions. Senior management has been with us or our predecessors, or in the oil and gas industry, on average for over twenty years.

                                USE OF PROCEEDS

     We will not receive any proceeds from any sale of shares of common stock by the Selling Stockholder.

                                  RISK FACTORS

     YOUR INVESTMENT IN THE COMMON STOCK WILL INVOLVE RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE ANY COMMON STOCK. In particular, you should read the sections entitled (i) "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Forward-Looking Statements and Exposures" included in our Annual Report on Form 10-K for the year ended December 31, 2001, and (ii) "Selected Portions of Management's Discussion and Analysis of Financial Condition And Results Of Operations" included in the Current Report on Form 8-K filed November 13, 2002, which describes in detail various risks associated with our Company and its business, including the following:

RISKS RELATING TO OUR BUSINESS

 A FURTHER DECLINE IN DOMESTIC AND WORLDWIDE OIL AND GAS DRILLING ACTIVITY WOULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our business is materially dependent on the level of oil and gas drilling activity in North America and worldwide, which in turn depends on the level of capital spending by major, independent and state-owned exploration and production companies. This capital spending is driven by current prices for oil and gas and the perceived stability and sustainability of those prices. Oil and gas prices have been subject to significant fluctuation in recent years in response to changes in the supply and demand for oil and gas, market uncertainty, world events, governmental actions, and a variety of additional factors that are beyond our control, including:

     - the level of North American and worldwide oil and gas exploration and production activity;

     - worldwide economic conditions, particularly economic conditions in North America;

     - oil and gas production costs;

     - the expected costs of developing new reserves;

     - national government political requirements and the policies of the Organization of Petroleum Exporting Countries (OPEC);

     - the price and availability of alternative fuels;

     - environmental regulation; and

     - tax policies.

     Decreased demand for our products results not only from periods of lower drilling activity, but also from the resulting build up of customer inventory of drill pipe associated with idle rigs, which can be used to some extent on active rigs in lieu of new purchases. The time period during which drill pipe inventory is used is a function of the number of rigs actively drilling and the expected level of drilling activity. A decrease in the number of rigs actively drilling results in a large amount of unused drill pipe on idle rigs and a decrease in demand for new drill pipe. In general, customers begin placing orders for new drill pipe when expected rig utilization over the next two quarters approaches the number of rigs for which customers have available drill pipe.

  AN ECONOMIC DOWNTURN COULD ADVERSELY AFFECT DEMAND FOR OUR PRODUCTS AND SERVICES AND OUR RESULTS OF OPERATIONS.

     The U.S. and worldwide economies slowed during 2001, in particular following the September 11th terrorist attacks. The decline in the U.S. economy has resulted in a softening in projected natural gas drilling activity. If expected economic improvement in the U.S. does not occur or international markets decline unexpectedly, our results of operations and financial condition could be materially adversely affected.

  INCREASES IN THE PRICES OF OUR RAW MATERIALS COULD AFFECT OUR RESULTS OF OPERATIONS.

     We use large amounts of steel tubulars and bars in the manufacture of our products. The price of these raw materials has a significant impact on our cost of producing products. If we are unable to pass future raw material price increases on to our customers, our margins and results of operations could be adversely affected.

  DUE TO INTENSE COMPETITION IN OUR INDUSTRY, OUR REVENUES MAY DECLINE IF WE DO NOT DEVELOP, PRODUCE AND COMMERCIALIZE NEW COMPETITIVE TECHNOLOGIES AND PRODUCTS OR IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR CURRENT AND FUTURE INTELLECTUAL PROPERTY RIGHTS RELATING TO OUR TECHNOLOGIES AND PRODUCTS.

     The markets for our premium products and services are characterized by continual developments. Substantial improvements in the scope and quality of product function and performance can occur over a short period of time. In order to remain competitive, we must be able to develop commercially competitive products in a timely manner in response to changes in technology. Our ability to develop new products and maintain competitive advantages depends on our ability to design and commercially market products that meet the needs of our customers, including delivery schedules and product specifications.

     Additionally, the time and expense invested in product development may not result in commercially feasible applications that provide revenues. We could be required to write off our entire investment in a new product that does not reach commercial viability. Moreover, we may experience operating losses after new products are introduced and commercialized because of high start-up costs, unexpected manufacturing costs or problems, or lack of demand.

     Many of our products and the processes we use to manufacture them have been granted U.S. and international patent protection, or have patent applications pending. Nevertheless, patents may not be granted from our applications and, if patents are issued, the claims allowed may not be sufficient to protect our technology. If our patents are not enforceable or if any of our products infringe patents held by others, our financial results may be adversely affected. Our competitors may be able to independently develop technology that is similar to ours without infringing on our patents, which is especially true internationally where the protection of intellectual property rights may not be as effective. In addition, obtaining and maintaining intellectual property protection internationally may be significantly more expensive than doing so domestically. We may have to spend substantial time and money defending our patents and after our patents expire, our competitors will not be legally constrained from developing products substantially similar to ours.

  OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION ARE DEPENDENT UPON OUR ABILITY TO SUCCESSFULLY INCREASE AND DECREASE, WITHOUT MATERIAL DISRUPTION, OUR MANUFACTURING CAPACITY AND EXPENSE IN RESPONSE TO CHANGES IN DEMAND AND TO MAINTAIN PRICES FOR OUR DRILL STEM PRODUCTS, WHICH CAN BE ADVERSELY AFFECTED BY CHANGES IN INDUSTRY CONDITIONS AND COMPETITIVE FORCES.

     Beginning in 2001, we took steps to increase our capacity and reduce costs in all of our manufacturing operations. Our manufacturing goal is to be able to produce between 1.5 million and 2.5 million feet of drill pipe during a quarter, not including China, with little operational change or disruption. We also intend to increase our production to 3.0 million feet a quarter, not including China, without significant operational disruptions and process inefficiencies. We will need to increase our production during peak periods with minimal operational disruption and inefficiency in order to meet the increased demand. If there are any material disruptions or excess costs associated with the manufacturing changes and our ability to alter production with minimal disruption, our results of operations during ramp-up and peak demand periods could be materially adversely affected.

     Beginning in 2001, we initiated substantial price increases for our drill stem products, which began benefiting revenues and operating profit during the third quarter of 2001. Our ability to maintain these price increases is subject to various risks, including adverse changes in industry conditions, as well as unexpected actions by our competitors. We believe our current prices are generally at satisfactory levels given the increased quality and premium nature of our products; but if market conditions or other factors cause us to decrease prices, our results could be materially adversely affected.

  OUR INTERNATIONAL OPERATIONS MAY EXPERIENCE SEVERE INTERRUPTIONS DUE TO POLITICAL, ECONOMIC OR OTHER RISKS, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     During the third quarter of 2002, we derived approximately 26% of our total revenues from our facilities outside the U.S. In addition, a large part of sales from our domestic locations were for use in foreign countries. We expect this percentage to increase substantially, and our recent acquisition of ReedHycalog will further increase our international exposure. In the nine months ended September 30, 2002, approximately 69% of ReedHycalog's revenues were derived outside the U.S. In addition, many of our key manufacturing operations are outside of the U.S. Our operations in certain international locations, including Mexico, Austria, Italy, China, Indonesia, United Kingdom, and Singapore, are subject to various political and economic conditions existing in those countries that could disrupt operations. These risks include:

     - changes in foreign tax laws;

     - changes in regulations and labor practices;

     - currency fluctuations and devaluations;

     - currency restrictions and limitations on repatriation of profits; and

     - political instability or military conflict in oil or gas producing regions.

     Our foreign operations may suffer disruptions, and we may incur losses that will not be covered by insurance. We have not historically carried political risk insurance. In particular, terrorist attacks and other threats to U.S. national security and resulting U.S. military activity throughout the world increases the possibility that our operations could be interrupted or adversely affected. Such disruption could result in our inability to ship products in a timely and cost-effective manner or our inability to place contractors and employees in various countries or regions. In this regard, approximately 4% of our pro forma revenues are generated from sales in or to Venezuela. Due to the national strike the country is currently experiencing, our revenue and profitability from this country have been impaired during the last month of 2002 through the date of this filing. We expect this to continue until such strike is resolved.

     Any material currency fluctuations or devaluations or political events that disrupt oil and gas exploration and production or the movement of funds and assets could materially adversely affect our results of operations and financial position.

     We have entered into an agreement with Voest-Alpine, an entity of which we own 50.01%, to purchase 60,000 metric tons of "green" tubulars per year through September 2003. Our future results could be adversely affected if we are unable to use or resell these tubulars. In addition, we have agreed to be responsible for paying any "anti-dumping" duties in the U.S. on the resale of these tubulars, which could affect our ability to resell the tubulars in the U.S. Further, our long-term supply contract with Voest-Alpine is denominated in euros. We have no significant offset for revenues in euros and we have not hedged for currency risk with respect to this contract. In addition, our manufacturing of tool joints in Italy has benefited from a weak euro against the U.S. dollar until recently. Thus, a material long-term strengthening of the euro versus the U.S. dollar could materially adversely affect our results of operations.

 IF WE ARE UNABLE TO ADEQUATELY RENEW OR REPLACE OUR SUPPLY CONTRACT WITH VOEST-ALPINE AND OUR PROCESSING AGREEMENT WITH U.S. STEEL, OUR RESULTS OF OPERATIONS AND FINANCIAL RESULTS WOULD BE ADVERSELY AFFECTED.

     Our four year supply contract with Voest-Alpine, under which we have agreed to purchase a minimum of 60,000 metric tons of tubulars per year, expires in September 2003. The volume requirements represent approximately one-half of our normal worldwide requirements for this type of tubulars during normalized market conditions. If we are unable to successfully renew or replace this supply contract on terms reasonably acceptable to us, our results of operations would be adversely affected.

     Similarly, we have entered into a contract with U.S. Steel to provide processing services for virtually all of its large diameter casing products. This contract expires on December 31, 2003 and we do not expect that it will be renewed. If we are unable to adequately replace this business with comparable quantities and sales margins, our results of operations and financial results could be adversely affected.

 IN CONNECTION WITH OUR BUSINESS OPERATIONS AND THE REEDHYCALOG ACQUISITION, WE COULD BE SUBJECT TO SUBSTANTIAL LIABILITY CLAIMS THAT ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We have assumed a substantial portion of ReedHycalog's obligations, responsibilities, liabilities, costs and expenses arising out of or incurred in connection with their business. Our products, as well as ReedHycalog's drill bits and related technologies, are complex, and the failure of this equipment to operate properly or to meet specifications may greatly increase our customers' costs of drilling a well. In addition, many of these products are used in hazardous drilling and production applications where an accident or product failure can cause personal injury or loss of life; damage to property, equipment or the environment; regulatory investigations and penalties; and the suspension of the end-user's operations. If our products or services fail to meet specifications or are involved in accidents or failures, we could face warranty, contract or other litigation claims for which we may be held responsible and our reputation for providing quality products may suffer.

     Our insurance may not be adequate in risk coverage or policy limits to cover all losses or liabilities that we may incur or be responsible for under the ReedHycalog purchase agreement. Moreover, in the future we may not be able to maintain insurance at levels of risk coverage or policy limits that we deem adequate or at premiums that are reasonable for us, particularly in the recent environment of significant insurance premium increases. Further, any claims made under our policies will likely cause our premiums to increase. Any future damages deemed to be caused by our products or services, including those of ReedHycalog, that are assessed against us and that are not covered by insurance, or that are in excess of policy limits or subject to substantial deductibles, could have a material adverse effect on our results of operations and financial condition.

 WE ARE SUBJECT TO ENVIRONMENTAL, HEALTH AND SAFETY LAWS AND REGULATIONS THAT EXPOSE US TO POTENTIAL FINANCIAL LIABILITY.

     Our operations are regulated under a number of federal, state, local and foreign environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water, as well as the handling, storage, and disposal of hazardous materials and the remediation of contaminated sites. Compliance with these environmental laws is a major consideration in the manufacturing of our products. Because we use and generate hazardous substances and wastes in our manufacturing operations, we may be subject to material financial liability for any investigation and clean-up of such hazardous materials, and any related personal injury damages or toxic tort claims. We have not historically carried insurance for such matters.

     In addition, many of our current and former properties are or have been used for industrial purposes. Accordingly, we also may be subject to financial liabilities relating to the investigation and remediation of hazardous materials resulting from the action of previous owners or operators of industrial facilities on those sites. Liability in many instances may be imposed on us regardless of the legality of the original actions relating to the hazardous or toxic substances or whether or not we knew of, or were responsible for, the presence of those substances. Liabilities we have assumed in connection with the ReedHycalog acquisition include, subject to certain exceptions, certain obligations, liabilities, costs and expenses for violations of health, safety and environmental laws relating to the assets and include certain unknown, as well as known, obligations, liabilities, costs and expenses arising or incurred prior to, on or after the closing date. Furthermore, with certain exceptions, we may be required to indemnify Schlumberger against losses incurred in connection with or related to these assumed liabilities.

     We are also subject to various federal, state, local and foreign laws and regulations relating to safety and health conditions in our manufacturing facilities. Those laws and regulations may subject us to material financial penalties or liabilities for any noncompliance, as well as potential business disruption if any of our facilities or a portion of any facility is required to be temporarily closed as a result of any violation of those laws and regulations. Any such financial liability or business disruption could have a material adverse effect on our financial condition and results of operations.

 WE ARE UNFAMILIAR WITH THE DRILL BITS BUSINESS AND MAY FACE UNEXPECTED DIFFICULTIES IN OPERATING THE BUSINESS OR MAY NOT ACHIEVE THE EXPECTED BENEFITS OF THE REEDHYCALOG ACQUISITION.

     Prior to the ReedHycalog acquisition, we did not own or operate drill bits businesses. The ReedHycalog acquisition has resulted in a new drill bits product line for us. Our overall management team has limited experience in drill bits development, manufacturing and distribution operations, so we may face regulatory and operational matters with which we are unfamiliar. In addition, we may be operating in unfamiliar markets and be less able to respond to changes in markets than our more experienced competitors. Therefore, until the ReedHycalog assets, product lines and operations have been transitioned into our operations, it is difficult to predict accurately the effects of the ReedHycalog acquisition. Furthermore, synergies and other benefits we expect to result from the acquisition of ReedHycalog may not be achieved or, if achieved, may not be achieved in the time frame in which they are expected. In addition, whether we will actually realize anticipated benefits depends on future events and circumstances beyond our control, such as economic conditions in general or in the oil and gas industry in particular, and the other risk factors discussed elsewhere in this offering memorandum.

 WE MAY NOT HAVE THE SAME COMPETITIVE ADVANTAGES IN THE DRILL BITS BUSINESS AS WE ENJOY IN THE COMPETITIVE ENVIRONMENT FOR THE MANUFACTURE, SUPPLY AND PROVISION OF OILFIELD DRILL PIPE AND OTHER DRILL STEM PRODUCTS AND PREMIUM CONNECTIONS AND TUBULAR PRODUCTS.

     We hold a leading market position and have greater resources than many of our competitors in the business of manufacturing, supply and providing oilfield drill pipe and other drill stem products and premium connections and tubular products. The competitive environment for the drill bits business differs greatly, with Smith International, Baker Hughes, ReedHycalog and Halliburton being the largest competitors. Each of Smith International, Baker Hughes and Halliburton has greater marketing, financial and technical resources than we do and could use those resources to affect our ability to compete, thereby reducing the sales, profits and benefits we expect to receive from the ReedHycalog acquisition.

 ASSIMILATING REEDHYCALOG INTO OUR CORPORATE STRUCTURE MAY STRAIN OUR RESOURCES AND MAY PROVE TO BE DIFFICULT.

     The ReedHycalog acquisition was significantly larger than any of our previous acquisitions. The significant expansion of our business and operations, both in terms of geography and magnitude, resulting from the acquisition of ReedHycalog may strain our administrative, operational and financial resources. In addition, the ReedHycalog acquisition included the drill bit assets, but did not include all of the corporate infrastructure necessary to operate such business. The creation of corporate and administrative infrastructure for ReedHycalog and the assimilation of ReedHycalog into our company will require substantial time, effort, attention and dedication of management resources and may detract our management in unpredictable ways from our traditional business. The transition process could create a number of potential challenges and adverse consequences for us, including the possible unexpected loss of key employees, customers or suppliers, a possible loss of revenues or an increase in operating or other costs. These types of challenges and uncertainties could have a material adverse effect on our business, financial condition and results of operations. We may not be able to manage the combined operations and assets effectively or realize any of the anticipated benefits of ReedHycalog.

     As part of our business strategy, we intend to pursue other strategic acquisitions and we may face similar challenges regarding such acquisitions.

 THE LOSS OF CERTAIN MEMBERS OF OUR SENIOR MANAGEMENT MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our success depends, in part, on the efforts of our senior management and other key employees. These individuals possess sales and marketing, engineering, manufacturing, financial and administrative skills that are critical to the operation of our business. If we lose or suffer an extended interruption in the services of one or more of our senior officers, our results of operations may be adversely affected. Moreover, the market for qualified individuals may be highly competitive, and we may not be able to attract and retain qualified personnel to replace or succeed members of our senior management or other key employees, should the need arise.

 OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED BY ACTIONS UNDER U.S. TRADE LAWS.

     Although we are a U.S.-based manufacturing company, we do own and operate international manufacturing operations that support our U.S.-based business. If actions under U.S. trade laws were instituted that limited our access to these products, our ability to meet our customer specifications and delivery requirements would be reduced. Any adverse effects on our ability to import products from our foreign subsidiaries could have a material adverse effect on our results of operations.

     Additionally, foreign producers of tubular goods have been found to have sold their products, which may include premium connections, for export to the U.S. at prices that are lower than the cost of production or their prices in their home market or a major third-country market. Anti-dumping orders restricting the manner and price at which tubular goods from certain countries can be imported are currently in effect. If such orders are revoked or changed, we could be exposed to increased competition from imports that could reduce our sales and market share. Furthermore, tubulars produced by domestic steel mills and threaded by us in the U.S. may not be able to economically compete with tubulars manufactured and threaded at steel mills outside of the U.S., and we could be forced to lower our prices to uneconomical levels in order to compete.

 WE HAVE A SIGNIFICANT AMOUNT OF DEBT, WHICH COULD PREVENT US FROM FULFILLING OUR DEBT OBLIGATIONS, LIMIT OUR FLEXIBILITY IN OPERATING OUR BUSINESS OR LIMIT OUR ACCESS TO FUNDS WE MAY NEED IN ORDER TO GROW OUR BUSINESS.

     On a pro forma basis, adjusted for the acquisition of ReedHycalog and related financings (including the issuance of our 9% Senior Notes due 2009 and borrowings under our new senior credit facility), we would have had approximately $481 million of indebtedness outstanding at September 30, 2002. In addition, we may be permitted under our new senior credit facility and our indentures to incur additional debt, subject to certain limitations. Our high degree of leverage may have important consequences, including the following:

     - we may have difficulty satisfying our debt obligations and, if we fail to comply with the requirements of the indebtedness, an event of default could result;

     - we may be required to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

     - we may be limited in our ability to obtain additional financing for working capital, capital expenditures and other general corporate activities;

     - we may be limited in our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - we may be more vulnerable to the impact of economic downturns and adverse developments in our business; and

     - we may be placed at a competitive disadvantage against other less leveraged competitors.

     The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations and prospects.

 OUR DEBT INSTRUMENTS IMPOSE RESTRICTIONS ON US THAT MAY AFFECT OUR ABILITY TO SUCCESSFULLY OPERATE THE BUSINESS.

     Our indentures and our new senior credit facility restrict us from taking various actions such as incurring additional indebtedness under certain circumstances, paying dividends, repurchasing junior indebtedness, making investments, entering into transactions with affiliates, merging or consolidating with other entities and selling all or substantially all of our assets. In addition, our new senior credit facility limits our capital expenditures and, under certain circumstances, requires us to maintain certain financial ratios and satisfy certain financial condition tests and may require us to take action to reduce our debt or take some other action in order to comply with them. These restrictions could also limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under the credit facilities and the indentures. A breach of any of these provisions will likely result in a default under our indentures and under our credit facilities that would allow the lenders to declare indebtedness immediately due and payable. If we are unable to pay those amounts because we do not have sufficient cash on hand or are unable to obtain alternative financing on acceptable terms, the lenders could initiate a bankruptcy or liquidation proceeding or proceed against any assets that serve as collateral to secure indebtedness.

 OUR FORMER USE OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS MAY POSE RISK TO US AND WILL LIMIT YOUR ABILITY TO SEEK POTENTIAL RECOVERIES FROM THEM RELATED TO THEIR WORK.

     Arthur Andersen LLP, independent accountants, were engaged as the principal accountants to audit our financial statements until we dismissed them on April 26, 2001 and engaged Ernst & Young LLP. In June 2002, Arthur Andersen was convicted on a federal obstruction of justice charge. Some investors, including institutional investors, may choose not to invest in or hold securities of a company whose prior financial statements were audited by Arthur Andersen, which may serve to, among other things, suppress the price of our securities. In addition, SEC rules require us to present our audited financial statements in various SEC filings, along with Arthur Andersen's consent to our inclusion of its audit report in those filings. The SEC has provided temporary regulatory relief designed to allow companies that file reports with the SEC to dispense with the requirement to file a consent of Arthur Andersen in certain circumstances. Notwithstanding the SEC's temporary regulatory relief, the inability of Arthur Andersen to provide its consent or to provide assurance services to us with regard to future SEC filings could negatively affect our ability to, among other things, access capital markets. Any delay or inability to access capital markets as a result of this situation could have a material adverse impact on our business.

     We cannot assure you that we will be able to continue to rely on the temporary relief granted by the SEC. If the SEC no longer accepts financial statements audited by Arthur Andersen, this may affect our ability to access the public capital markets in the future unless our current independent auditors or another independent accounting firm is able to audit the financial statements originally audited by Arthur Andersen. Any delay or inability to access the capital markets may have an adverse impact on our business. After reasonable efforts, we have not been able to obtain Arthur Andersen's consent to the inclusion in this offering memorandum of its audit report dated March 19, 2001 for fiscal years ended December 31, 1999 and 2000. Accordingly, investors will not be able to sue Arthur Andersen under Section 11 of the Securities Act for material misstatements or omissions, if any, in this offering memorandum or the registration statement and prospectus for our exchange offer, including the financial statements covered by their previously issued reports. Moreover, Arthur Andersen has ceased operations. Should it declare bankruptcy or avail itself of other forms of protection from creditors, it is unlikely you would be able to recover damages from Arthur Andersen for any claim against them. In addition, any recovery they may have from Arthur Andersen related to any claims that they may assert related to the financial statements audited by Arthur Andersen may be limited as a result of the lack of Arthur Andersen's consent as well as by the financial circumstances of Arthur Andersen.

                          DESCRIPTION OF COMMON STOCK

     Our authorized capital stock consists of 300 million shares of our common stock and 10 million shares of preferred stock, par value $.01 per share, of which, approximately 121 million shares of our common stock are issued and outstanding as of the date of this filing. No shares of our preferred stock are issued or outstanding (unless indicated otherwise in a prospectus supplement). All of the shares of our common stock issued and outstanding have been validly issued and are fully paid and nonassessable.

COMMON STOCK

  VOTING RIGHTS

     Holders of our common stock will be entitled to one vote for each share on all matters voted on by stockholders. Our common stock will possess all voting power of Grant Prideco, except as otherwise required by law or provided in any resolution adopted by our board designating any series of our preferred stock. The shares of our common stock will not have cumulative voting rights.

     Although the holders of our common stock are generally entitled to vote for the approval of amendments to our certificate of incorporation, the voting rights of the holders of our common stock are limited with respect to certain amendments to our certificate of incorporation that affect only the holders of our preferred stock. Specifically, subject to the rights of any outstanding shares of any series of our preferred stock, our certificate of incorporation may be amended from time to time in any manner that would solely modify or change the relative powers, preferences and rights and the qualifications or restrictions of any issued shares of any series of our preferred stock then outstanding with the only required vote or consent for approval of such amendment being the affirmative vote or consent of the holders of a majority of the outstanding shares of the series of our preferred stock so affected, provided that the powers, preferences and rights and the qualifications and limitations or restrictions of such series after giving effect to such amendment are no greater than the powers, preferences and rights and qualifications and limitations or restrictions permitted to be fixed and determined by the board of directors with respect to the establishment of any new series of shares of our preferred stock pursuant to the authority vested in the board of directors as to such matters.

  DIVIDEND RIGHTS

     Subject to any preferential or other rights of any outstanding series of our preferred stock that our board may designate, and subject to contractual restrictions contained in our debt agreements, holders of our common stock will be entitled to such dividends as may be declared from time to time by our board from funds legally available therefor.

  LIQUIDATION RIGHTS AND OTHER PROVISIONS

     Subject to the prior rights of creditors and the holders of any of our preferred stock that may be outstanding from time to time, the holders of our common stock are entitled in any liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets.

     Our common stock is not liable for any calls or assessments and is not convertible into any other Securities. Our certificate of incorporation will provide that the private property of the stockholders shall not be subject to the payment of corporate debts. There are no redemption or sinking fund provisions applicable to our common stock.

  TRANSFER AGENT AND REGISTRAR

     The registrar and transfer agent of our common stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

     Under our Certificate of Incorporation, the Board of Directors of Grant Prideco is authorized, without further stockholder action, to issue from time to time up to 10,000,000 shares of Preferred Stock and to fix and determine voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of any series of Preferred Stock, including, without limitation, any voting rights, any dividends payable and any right of the shares of that series to convert into or be exchanged for other Securities of Grant Prideco (provided, however, that any Securities issuable upon conversion or exchange of Preferred Stock will be subject to registration under the Securities Act or an applicable exemption therefrom). The Board of Directors of Grant Prideco, without stockholder approval, could authorize the issuance of Preferred Stock with voting, conversion and other rights that could adversely affect the voting power (if any) and other rights of other series of the Preferred Stock or of the Common Stock. As of the date of this prospectus we have no Preferred Stock outstanding.

NO PREEMPTIVE RIGHTS

     No holder of any stock of Grant Prideco of any class authorized at the distribution date will have any preemptive right to subscribe to any securities of Grant Prideco of any kind or class.

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

     As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the time such person became an interested stockholder unless:

     - before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

     - following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

NOMINATION OF DIRECTORS

     Our bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the board or a committee thereof, of candidates for election as directors.

     This nomination procedure requires that a stockholder give advance written notice, in proper form, of a planned nomination for the board to the Secretary of Grant Prideco. The requirements as to the form and timing of that notice, which are specified in our bylaws, are not inconsistent with the requirements of the Securities Exchange Act of 1934 for a stockholder proposal. If a person is not nominated in accordance with this nomination procedure, that person will not be eligible for election as a director.

     Although our bylaws do not give the board any power to approve or disapprove stockholder nominations for the election of directors, our bylaws may have the effect of precluding a nomination for the election of directors at a particular meeting if the proper procedures are not followed and may discourage a third party from soliciting proxies to elect its own slate of directors or otherwise attempting to obtain control of Grant Prideco, even if that solicitation or attempt might be beneficial to us and our stockholders.

                  PLAN OF DISTRIBUTION AND SELLING STOCKHOLDER

     The Shares are held by Schlumberger Technology Corporation (the "Selling Stockholder"). The Selling Stockholder acquired the Shares in connection with an acquisition by the Company of Schlumberger's ReedHycalog drill bits business and owned no shares of the Company's stock prior to the acquisition. The Selling Stockholder's affiliates do not currently hold, nor have they held in the past three years, an officer or director position with Grant Prideco or any of its affiliates.

     Pursuant to the terms of the acquisition agreement, we will pay all expenses of registering the shares under the Securities Act of 1933, including all registration and filing fees, printing expenses and the fees and disbursements of our counsel and accountants. The Selling Stockholder shall pay all underwriting discounts and commissions and transfer taxes, if any relating to the sale of its shares. The agreement also provides that we will indemnify the Selling Stockholder against certain civil liabilities or will contribute to payments the Selling Stockholder may be required to make in respect thereof.

     The Selling Stockholder has advised us that it may offer and sell the shares of common stock offered by this prospectus from time to time in one or more of the following transactions:

     - through the New York Stock Exchange or any other securities exchange that quotes the common stock;

     - in the over-the-counter market;

     - in transactions other than on such exchanges or in the over-the-counter market (including negotiated transactions and other private transactions);

     - in at-the-market offerings, within the meaning of Rule 415(a)(4) under the Securities Act;

     - in short sales of the common stock, in transactions to cover short sales or otherwise in connection with short sales;

     - by pledge to secure debts and other obligations or on foreclosure of a pledge;

     - through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to the common stock; or

     - in a combination of any of the above transactions.

     The Selling Stockholder also has advised us that the hedging transactions that may be entered into by the Selling Stockholder from time to time may include, among others, one or more of the following transactions, in which a selling stockholder may:

     - enter into transactions with a broker-dealer or any other person in connection with which such broker-dealer or other person will engage in short sales of the common stock under this prospectus, in which case such broker-dealer or other person may use shares of common stock received from the selling stockholder to close out its short positions;

     - sell common stock short itself and redeliver shares offered by this prospectus to close out its short positions or to close out stock loans incurred in connection with its short positions;

     - enter into option or other types of transactions that require the Selling Stockholder to deliver common stock to a broker-dealer or any other person, who will then resell or transfer the common stock under this prospectus; or

     - loan or pledge the common stock to a broker-dealer or any other person, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares under this prospectus.

     The Selling Stockholder has advised us that it may use broker-dealers or other persons to sell its shares in transactions that may include, among others, one or more of the following:

     - a block trade in which a broker-dealer or other person may resell a portion of the block, as principal or agent, in order to facilitate the transaction;

     - purchases by a broker-dealer or other person, as principal, and resale by the broker-dealer or other person for its account; or

     - ordinary brokerage transactions and transactions in which a broker purchasers.

     Broker-dealers or other persons may receive discounts or commissions from the Selling Stockholder, or they may receive commissions from purchasers of shares for whom they acted as agents, or both. Broker-dealers or other persons engaged by the Selling Stockholder may allow other broker-dealers or other persons to participate in resales. The Selling Stockholder may agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act of 1933. If a broker-dealer purchases shares as a principal, it may resell the shares for its own account under this prospectus. A distribution of the common stock by the Selling Stockholder may also be effected through the issuance by the Selling Stockholder or others of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of options.

     The Selling Stockholder has advised us that it may sell its shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices and that the transactions listed above may include cross or block transactions.

     Instead of selling common stock under this prospectus, the Selling Stockholder has advised us that it may sell common stock in compliance with the provisions of Rule 144 under the Securities Act of 1933, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act.

     We have informed the Selling Stockholder that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to its sales of common stock.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the common stock will be passed upon for us by Philip Choyce, our Vice President and General Counsel. Mr. Choyce owns options to purchase 244,707 shares of our common stock.

                                    EXPERTS

     The consolidated financial statements of Grant Prideco, Inc. appearing in Grant Prideco, Inc's. Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference, such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated and combined financial statements of Grant Prideco, Inc. as of December 31, 2000 and for the two years in the period ended December 31, 2000 incorporated by reference into this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report thereon incorporated by reference herein. After reasonable efforts, we have not been able to obtain Arthur Andersen's consent to the inclusion in this Prospectus and Registration Statement of its audit report dated March 19, 2001. Accordingly, investors will not be able to sue Arthur Andersen and any recovery they may have from Arthur Andersen related to any claims that they may assert related to the financial statements audited by Arthur Andersen may be limited as a result of the lack of Arthur Andersen's consent.

     The combined financial statements of the Drill Bits Business of Schlumberger Limited as of December 31, 2001, 2000 and 1999 and for each of the three years in the period ended December 31, 2001, incorporated in this Prospectus and Registration Statement by reference to Grant Prideco, Inc.'s Form 8-K/A dated January 21, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses in connection with the distribution of the Securities covered by this Registration Statement. All of the expenses will be borne by the Company except as otherwise indicated.

Registration fee under the Securities Act...................   $   9,311
Printing and engraving expenses.............................      20,000
Legal fees and expenses.....................................      25,000
Accounting fees and expenses................................      35,000
Miscellaneous...............................................      10,689
                                                               ---------
     Total..................................................   $ 100,000

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Delaware law and our certificate of incorporation and bylaws include provisions designed to limit the liability of our officers and directors and, in certain circumstances, to indemnify our officers and directors against certain liabilities. These provisions are designed to encourage qualified individuals to serve as our officers and directors.

EXCULPATION OF MONETARY LIABILITY

     Under Delaware law, a corporation may include provisions in its certificate of incorporation that relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including

     - a breach of the director's duty of loyalty,

     - acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law,

     - the approval of an improper payment of a dividend or an improper purchase by the corporation of the corporation's stock, or

     - any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation provides that our directors are not liable to us or our stockholders for monetary damages for breach of their fiduciary duty, subject to the restrictions above. These limitations of liability may not affect claims arising under the federal securities laws.

INDEMNIFICATION

     Under Section 145 of the Delaware General Corporation Law and our bylaws, we are obligated to indemnify our present and former directors and officers and may indemnify other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action"), if the person to whom indemnity is granted acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and the Delaware General Corporation Law requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to Grant Prideco.

     Under the Purchase Agreement for the 9% Senior Notes due 2009, as supplemented, Grant Prideco has agreed to indemnify Deutsche Bank Securities and Merrill Lynch & Co. against certain liabilities under the Securities Act. Under the Purchase Agreement for ReedHycalog, Grant Prideco has agreed to indemnify the Selling Stockholder for certain liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers and controlling persons pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.  EXHIBITS

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
2.1       Distribution Agreement, dated as of March 22, 2000, between
          Weatherford and Grant Prideco, Inc. (incorporated by
          reference to Exhibit 2.1 to Grant Prideco, Inc.'s
          Registration Statement on Form S-3, Reg. No. 333-35272).
2.2       Purchase Agreement dated as of October 25, 2002, among
          Schlumberger Technology Corporation and Grant Prideco, Inc.
          (incorporated by reference to Exhibit 2.1 to Grant Prideco,
          Inc.'s Current Report on Form 8-K, File No. 1-15423, filed on October 28, 2002).
3.1       Restated Certificate of Incorporation of Grant Prideco, Inc.
          (incorporated by reference to Exhibit 3.1 to Grant Prideco,
          Inc.'s Registration Statement on Form S-3, Reg. No.
          333-35272).
3.2       Restated Bylaws of Grant Prideco, Inc. (incorporated by
          reference to Exhibit 3.2 to Grant Prideco, Inc.'s
          Registration Statement on Form 10, File No. 1-15423, as
          amended).
4.1       Indenture for 9 5/8% Senior Notes due 2007 (incorporated by reference to Exhibit 4.7 to Grant Prideco, Inc.'s Annual
          Report on Form 10-K for the year ended December 31, 2000,
          File No. 1-15423).
4.2       Form of 9 5/8% Senior Notes due 2007 (included as part of
          Exhibit 4.2 above)
4.3       Grant Prideco, Inc. 2000 Non-Employee Director Stock Option
          Plan (incorporated by reference to Exhibit 10.6 to Grant
          Prideco, Inc.'s Annual Report on Form 10-K for the year
          ended December 31, 2000, File No. 1-15423).
4.4       Grant Prideco, Inc. 2000 Employee Stock Option and
          Restricted Stock Plan (incorporated by reference to Exhibit
          10.5 to Grant Prideco, Inc.'s Registration Statement on Form
          10, File No. 1-15423, as amended)
4.5       Grant Prideco, Inc. Executive Deferred Compensation Plan
          (incorporated by reference to Exhibit 10.9 to Grant Prideco,
          Inc.'s Registration Statement on Form 10, File No. 1-15423,
          as amended).
4.6       Grant Prideco, Inc. Foreign Executive Deferred Compensation
          Plan (incorporated by reference to Exhibit 10.8 to Grant
          Prideco, Inc.'s Registration Statement on Form 10, File No.
          1-15423, as amended).
4.7       Grant Prideco, Inc. Deferred Compensation Plan for
          Non-Employee Directors (incorporated by reference to Exhibit
          10.10 to Grant Prideco, Inc.'s Registration Statement on
          Form 10, File No. 1-15423, as amended).
4.8       Grant Prideco, Inc. 401(k) Savings Plan (incorporated by
          reference to Exhibit 10.11 to Grant Prideco, Inc.'s
          Registration Statement on Form 10, File No. 1-15423, as
          amended).
4.9       2001 Stock Option and Restricted Stock Plan (incorporated by reference to Exhibit 10.16 to Grant Prideco, Inc.'s Annual
          Report on Form 10-K for the year ended December 31, 2001,
          File No. 1-15423).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
4.10      Registration Rights Agreement dated May 3, 2002, between
          Grant Prideco, Inc. and Scana Industrier ASA (Incorporated
          by reference to Exhibit 4.18 to Grant Prideco, Inc.'s
          Registration Statement on Form S-3, Reg. No. 333-88146).
4.11      Registration Rights Agreement dated as of December 20, 2002, by and among Schlumberger Technology Corporation and Grant
          Prideco, Inc. (incorporated by reference to Exhibit 4.1 to
          Grant Prideco, Inc.'s Current Report on Form 8-K, File No.
          1-15423, filed on January 3, 2003).
4.12      Indenture relating to 9% Senior Notes due 2009 dated as of
          December 4, 2002, between Grant Prideco Escrow Corp. and
          Wells Fargo Bank, N.S., as trustee. (incorporated by
          reference to Exhibit 4.2 to Grant Prideco, Inc.'s Current
          Report on Form 8-K, File No. 1-15423, filed on January 3,
          2003).
4.13      Form of 9% Senior Notes due 2009 (included as part of
          Exhibit 4.12)
4.14      Supplemental Indenture dated as of December 20, 2002, among
          Grant Prideco, Inc., Grant Prideco Escrow Corp., certain of
          Grant Prideco, Inc.'s subsidiaries, and Wells Fargo Bank,
          N.A., as trustee (incorporated by reference to Exhibit 4.4 to Grant Prideco, Inc.'s Current Report on Form 8-K, File
          No. 1-15423, filed on January 3, 2003).
4.15      Registration Rights Agreement dated as of December 4, 2002, among Grant Prideco, Inc., certain subsidiary guarantors
          named therein and Deutsche Bank Securities Inc. and Merrill
          Lynch, Pierce, Fenner & Smith Incorporated, as initial
          purchasers (incorporated by reference to Exhibit 4.5 to
          Grant Prideco, Inc.'s Current Report on Form 8-K, File No.
          1-15423, filed on January 3, 2003).
4.16      Credit Agreement, dated as of December 19, 2002, among Grant
          Prideco, Inc., certain of its subsidiaries, the Lenders
          party thereto, Deutsche Bank Trust Company Americas, as US
          Agent, Deutsche Bank AG, Canada Branch, as Canadian Agent,
          Transamerica Business Capital Corporation, as Documentation
          Agent, JPMorgan Chase Bank, as Co-Syndication Agent, and
          Merrill Lynch Capital, as Co-Syndication Agent (incorporated by reference to Exhibit 4.6 to Grant Prideco, Inc.'s Current
          Report on Form 8-K, File No. 1-15423, filed on January 3,
          2003).
4.17      Security Agreement, dated as of December 19, 2002, among
          Grant Prideco, Inc., certain of its subsidiaries and
          Deutsche Bank Trust Company Americas, as agent (incorporated by reference to Exhibit 4.7 to Grant Prideco, Inc.'s Current
          Report on Form 8-K, File No. 1-15423, filed on January 3,
          2003).
4.18      Amended and Restated Security Agreement, dated as of
          December 19, 2002 between Grant Prideco Canada Ltd. and
          Deutsche Bank AG, Canada Branch, as agent (incorporated by reference to Exhibit 4.8 to Grant Prideco, Inc.'s Current
          Report on Form 8-K, File No. 1-15423, filed on January 3,
          2003).
4.19      Security Agreement, dated as of December 19, 2002 between
          Grant Prideco Canada Ltd. and Deutsche Bank AG, Canada
          Branch, as agent (incorporated by reference to Exhibit 4.9 to Grant Prideco, Inc.'s Current Report on Form 8-K, File
          No. 1-15423, filed on January 3, 2003).
4.20      Form of Subsidiary Guarantee by certain of Grant Prideco,
          Inc.'s subsidiaries in favor of Deutsche Bank Trust Company
          Americas, as agent (incorporated by reference to Exhibit
          4.10 to Grant Prideco, Inc.'s Current Report on Form 8-K,
          File No. 1-15423, filed on January 3, 2003).
 5.1*     Opinion of Vice President and General Counsel
21.1*     Subsidiaries of Registrant
23.1*     Consent of Ernst & Young LLP
23.2*     Consent of PricewaterhouseCoopers LLP
23.3*     Consent of Vice President and General Counsel (included in
          Exhibit 5.1)
24.1*     Power of Attorney (included in Part II signature page)

---------------

* filed herewith

ITEM 17.  UNDERTAKINGS

     The registrant hereby undertakes:

        - To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (a) to include any prospectus required by section 10(a)(3) of the Act of 1933;

           (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

           (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in the previous two clauses do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        - That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

        - To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

        - That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

        - That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Grant Prideco, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 21, 2003.

                                          GRANT PRIDECO, INC.

                                          By:     /s/ PHILIP A. CHOYCE
                                            ------------------------------------
                                                     Philip A. Choyce
                                            Vice President and General Counsel

     Know all men by these presents, that each individual whose signature appears below constitutes and appoints Michael McShane, Louis A. Raspino and Philip A. Choyce and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on January 21, 2003.


                 /s/ MICHAEL MCSHANE                       Chief Executive Officer, President and
-----------------------------------------------------      Director (principal executive officer)
                   Michael McShane

                /s/ LOUIS A. RASPINO                     Chief Financial Officer and Vice President
-----------------------------------------------------           (principal financial officer)
                  Louis A. Raspino

                  /s/ GREG L. BOANE                      Corporate Controller (principal accounting
-----------------------------------------------------                     officer)
                    Greg L. Boane

             /s/ BERNARD J. DUROC-DANNER                       Chairman of the Board, Director
-----------------------------------------------------
               Bernard J. Duroc-Danner

                /s/ DAVID J. BUTTERS                                      Director
-----------------------------------------------------
                  David J. Butters

                 /s/ ELIOT M. FRIED                                       Director
-----------------------------------------------------
                   Eliot M. Fried

                /s/ SHELDON B. LUBAR                                      Director
-----------------------------------------------------
                  Sheldon B. Lubar

              /s/ ROBERT K. MOSES, JR.                                    Director
-----------------------------------------------------
                Robert K. Moses, Jr.

                 /s/ ROBERT A. RAYNE                                      Director
-----------------------------------------------------
                   Robert A. Rayne

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
   2.1    Distribution Agreement, dated as of March 22, 2000, between
          Weatherford and Grant Prideco, Inc. (incorporated by
          reference to Exhibit 2.1 to Grant Prideco, Inc.'s
          Registration Statement on Form S-3, Reg. No. 333-35272).
   2.2    Purchase Agreement dated as of October 25, 2002, among
          Schlumberger Technology Corporation and Grant Prideco, Inc.
          (incorporated by reference to Exhibit 2.1 to Grant Prideco,
          Inc.'s Current Report on Form 8-K, File No. 1-15423, filed on October 28, 2002).
   3.1    Restated Certificate of Incorporation of Grant Prideco, Inc.
          (incorporated by reference to Exhibit 3.1 to Grant Prideco,
          Inc.'s Registration Statement on Form S-3, Reg. No.
          333-35272).
   3.2    Restated Bylaws of Grant Prideco, Inc. (incorporated by
          reference to Exhibit 3.2 to Grant Prideco, Inc.'s
          Registration Statement on Form 10, File No. 1-15423, as
          amended).
   4.1    Indenture for 9 5/8% Senior Notes due 2007 (incorporated by reference to Exhibit 4.7 to Grant Prideco, Inc.'s Annual
          Report on Form 10-K for the year ended December 31, 2000,
          File No. 1-15423).
   4.2    Form of 9 5/8% Senior Notes due 2007 (included as part of
          Exhibit 4.2 above)
   4.3    Grant Prideco, Inc. 2000 Non-Employee Director Stock Option
          Plan (incorporated by reference to Exhibit 10.6 to Grant
          Prideco, Inc.'s Annual Report on Form 10-K for the year
          ended December 31, 2000, File No. 1-15423).
   4.4    Grant Prideco, Inc. 2000 Employee Stock Option and
          Restricted Stock Plan (incorporated by reference to Exhibit
          10.5 to Grant Prideco, Inc.'s Registration Statement on Form
          10, File No. 1-15423, as amended)
   4.5    Grant Prideco, Inc. Executive Deferred Compensation Plan
          (incorporated by reference to Exhibit 10.9 to Grant Prideco,
          Inc.'s Registration Statement on Form 10, File No. 1-15423,
          as amended).
   4.6    Grant Prideco, Inc. Foreign Executive Deferred Compensation
          Plan (incorporated by reference to Exhibit 10.8 to Grant
          Prideco, Inc.'s Registration Statement on Form 10, File No.
          1-15423, as amended).
   4.7    Grant Prideco, Inc. Deferred Compensation Plan for
          Non-Employee Directors (incorporated by reference to Exhibit
          10.10 to Grant Prideco, Inc.'s Registration Statement on
          Form 10, File No. 1-15423, as amended).
   4.8    Grant Prideco, Inc. 401(k) Savings Plan (incorporated by
          reference to Exhibit 10.11 to Grant Prideco, Inc.'s
          Registration Statement on Form 10, File No. 1-15423, as
          amended).
   4.9    2001 Stock Option and Restricted Stock Plan (incorporated by reference to Exhibit 10.16 to Grant Prideco, Inc.'s Annual
          Report on Form 10-K for the year ended December 31, 2001,
          File No. 1-15423).
   4.10   Registration Rights Agreement dated May 3, 2002, between
          Grant Prideco, Inc. and Scana Industrier ASA (Incorporated
          by reference to Exhibit 4.18 to Grant Prideco, Inc.'s
          Registration Statement on Form S-3, Reg. No. 333-88146).
   4.11   Registration Rights Agreement dated as of December 20, 2002, by and among Schlumberger Technology Corporation and Grant
          Prideco, Inc. (incorporated by reference to Exhibit 4.1 to
          Grant Prideco, Inc.'s Current Report on Form 8-K, File No.
          1-15423, filed on January 3, 2003).
   4.12   Indenture relating to 9% Senior Notes due 2009 dated as of
          December 4, 2002, between Grant Prideco Escrow Corp. and
          Wells Fargo Bank, N.S., as trustee. (incorporated by
          reference to Exhibit 4.2 to Grant Prideco, Inc.'s Current
          Report on Form 8-K, File No. 1-15423, filed on January 3,
          2003).
   4.13   Form of 9% Senior Notes due 2009 (included as part of
          Exhibit 4.12)
   4.14   Supplemental Indenture dated as of December 20, 2002, among
          Grant Prideco, Inc., Grant Prideco Escrow Corp., certain of
          Grant Prideco, Inc.'s subsidiaries, and Wells Fargo Bank,
          N.A., as trustee (incorporated by reference to Exhibit 4.4 to Grant Prideco, Inc.'s Current Report on Form 8-K, File
          No. 1-15423, filed on January 3, 2003).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
   4.15   Registration Rights Agreement dated as of December 4, 2002, among Grant Prideco, Inc., certain subsidiary guarantors
          named therein and Deutsche Bank Securities Inc. and Merrill
          Lynch, Pierce, Fenner & Smith Incorporated, as initial
          purchasers (incorporated by reference to Exhibit 4.5 to
          Grant Prideco, Inc.'s Current Report on Form 8-K, File No.
          1-15423, filed on January 3, 2003).
   4.16   Credit Agreement, dated as of December 19, 2002, among Grant
          Prideco, Inc., certain of its subsidiaries, the Lenders
          party thereto, Deutsche Bank Trust Company Americas, as US
          Agent, Deutsche Bank AG, Canada Branch, as Canadian Agent,
          Transamerica Business Capital Corporation, as Documentation
          Agent, JPMorgan Chase Bank, as Co-Syndication Agent, and
          Merrill Lynch Capital, as Co-Syndication Agent (incorporated by reference to Exhibit 4.6 to Grant Prideco, Inc.'s Current
          Report on Form 8-K, File No. 1-15423, filed on January 3,
          2003).
   4.17   Security Agreement, dated as of December 19, 2002, among
          Grant Prideco, Inc., certain of its subsidiaries and
          Deutsche Bank Trust Company Americas, as agent (incorporated by reference to Exhibit 4.7 to Grant Prideco, Inc.'s Current
          Report on Form 8-K, File No. 1-15423, filed on January 3,
          2003).
   4.18   Amended and Restated Security Agreement, dated as of
          December 19, 2002 between Grant Prideco Canada Ltd. and
          Deutsche Bank AG, Canada Branch, as agent (incorporated by reference to Exhibit 4.8 to Grant Prideco, Inc.'s Current
          Report on Form 8-K, File No. 1-15423, filed on January 3,
          2003).
   4.19   Security Agreement, dated as of December 19, 2002 between
          Grant Prideco Canada Ltd. and Deutsche Bank AG, Canada
          Branch, as agent (incorporated by reference to Exhibit 4.9 to Grant Prideco, Inc.'s Current Report on Form 8-K, File
          No. 1-15423, filed on January 3, 2003).
   4.20   Form of Subsidiary Guarantee by certain of Grant Prideco,
          Inc.'s subsidiaries in favor of Deutsche Bank Trust Company
          Americas, as agent (incorporated by reference to Exhibit
          4.10 to Grant Prideco, Inc.'s Current Report on Form 8-K,
          File No. 1-15423, filed on January 3, 2003).
   5.1*   Opinion of Vice President and General Counsel
  21.1*   Subsidiaries of Registrant
  23.1*   Consent of Ernst & Young LLP
  23.2*   Consent of PricewaterhouseCoopers LLP
  23.3*   Consent of Vice President and General Counsel (included in
          Exhibit 5.1)
  24.1*   Power of Attorney (included in Part II signature page)

---------------

* filed herewith